UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DEMANDTEC, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 11, 2012 the following “IBM — DemandTec: Equity Q&As” regarding the treatment of stock and equity awards in DemandTec, Inc.’s (“DemandTec”) proposed merger with International Business Machines Corporation (“IBM”) was provided by DemandTec to all of its employees.

IBM — DemandTec: Equity Q&As

The following Q&As are intended to address some of the questions or concerns you may have regarding how the acquisition of DemandTec, Inc. (“DemandTec”) by IBM (the “Acquisition”) will affect your DemandTec equity awards.

These Q&As are being provided to you for information purposes only and shall not serve as an amendment or modification of any of your equity awards.  These Q&As are being provided to you as an employee of DemandTec and any guidance provided in these Q&As is applicable only to equity awards held by employees of DemandTec, and is not applicable to equity awards held by consultants or independent contractors of DemandTec.  Furthermore, any information contained in these Q&As is qualified in its entirety by the terms of the agreement governing the Acquisition (the “Merger Agreement”), the 2007 Equity Incentive Plan, the 1999 Equity Incentive Plan, the 2007 Employee Stock Purchase Plan, and any stock option agreements or restricted stock unit agreements governing your DemandTec equity awards and any IBM offer letter signed by you in connection with the Acquisition (an “Offer Letter”).

Q1.         What will happen to my DemandTec common shares?

A1.                             IBM will acquire all outstanding DemandTec common shares upon the closing of the Acquisition (the “Closing”).  If you hold DemandTec common shares as of the Closing, you will be entitled to receive a cash payment equal to the merger consideration, which is $13.20 per share, for each share of DemandTec common stock that you hold.  The merger consideration will be paid by the paying agent.  DemandTec and/or IBM will withhold and report taxes on the cash you receive in accordance with applicable laws. To the extent that you hold DemandTec common shares in certificated form, please do not send us your stock certificates at this time.  You will receive separate correspondence from the paying agent regarding this exchange process following the Closing.

Q2.                            What will happen to my vested and unexercised DemandTec stock options that have a per-share exercise price that is less than $13.20?

A2.                             If you hold any vested and unexercised stock options with a per-share exercise price less than $13.20, as of the Closing, such stock options will be cancelled and you will become entitled to receive, with respect to each common share for which your options are exercisable as of the Closing, a cash payment equal to the excess of $13.20 over the per-share exercise price of the stock option multiplied by the number of DemandTec shares subject to such stock option, which will be paid through payroll.  DemandTec and/or IBM will withhold and report taxes on the cash you receive in accordance with applicable laws.  More information on the timing and mechanism for the distribution of this option payment will be provided by the DemandTec management team.

Example: Assume that you held an option to purchase 1,000 shares of DemandTec common stock with an exercise price of $8.80 per share.  Assume further that the option was completely vested and you did not exercise any portion of the option prior to the Closing.  Upon the Closing, you will become entitled to $13.20 - $8.80, multiplied by 1,000, or $4,400 (less applicable taxes).

Q3.                           What will happen to my unvested DemandTec stock options that have a per-share exercise price that is less than $13.20?

A3.                             IBM stock options will be substituted for the portion of your DemandTec stock options that remain unvested at the Closing and that have a per-share exercise price that is less than $13.20.

The number of IBM shares subject to your substituted options and the exercise price of your substituted options will be adjusted to reflect the economics applicable to your DemandTec stock options, in accordance with the Merger Agreement and as described below.  Your substituted stock options will contain the same general terms and conditions applicable to your DemandTec stock options, except (a) that the number of shares subject to the substituted options and the exercise price of such options will be determined as set forth below and (b) as otherwise provided in an Offer Letter.  Also, except as may be provided in a stock option agreement governing your DemandTec stock options or an Offer Letter, you will need to remain employed by IBM to vest in your substituted options.

The number of shares of IBM stock that will be subject to your substituted stock options and the exercise price of your substituted options will be determined through application of an exchange ratio (the “Exchange Ratio”), which is a fraction, the numerator of which is $13.20 and the denominator of which is the average per-share closing price of IBM stock on the New York Stock Exchange on the 20 trading days immediately preceding the Closing date.

The number of shares that will be subject to your IBM stock options will be equal to the product of (a) the number of shares subject to your DemandTec stock options and (b) the Exchange Ratio, with the result rounded down to the nearest whole share.  The exercise price of your IBM stock options will be determined by dividing the exercise price of your DemandTec stock options by the Exchange Ratio, with the result rounded up to the nearest whole cent.

Example:  For illustrative purposes only and not to be interpreted as representative of the actual value of IBM stock or the substituted options, assume that you hold a fully unvested option to purchase 1,000 DemandTec shares at $8.80 per share, the merger consideration is $13.20, and IBM stock closes at $188.50 per share on average for the 20 trading days prior to the Closing date.  The Exchange Ratio would equal $13.20 divided by $188.50, or 0.070027.  Your substituted option would be exercisable for the product of (a) 1,000 DemandTec shares and (b) the Exchange Ratio of 0.070027, or 70 IBM shares.  The exercise price of your substituted option would be $8.80 divided by the Exchange Ratio of 0.070027, or $125.67.  Therefore, in this example, your substituted option would be exercisable for 70 shares of IBM stock at $125.67 per share.

Q4.                            What will happen to my DemandTec stock options that have a per-share exercise price greater than or equal to $13.20?

A4.                             If you hold any stock options, whether vested or unvested, that have a per-share exercise price greater than or equal to $13.20, such stock options will be cancelled upon the Closing without any payment to you with respect to such options.

Q5.                            What will happen to my unvested DemandTec restricted stock units?

A5.                            IBM restricted stock units will be substituted for the portion of your DemandTec restricted stock units that remain unvested at Closing.  The number of IBM shares subject to your substituted restricted stock units will be adjusted to reflect the economics applicable to your DemandTec restricted stock units, in accordance with the Merger Agreement and as described below.  Your substituted restricted stock units will contain the same general terms and conditions applicable to your DemandTec restricted stock units, except (a) as described below with respect to performance-vesting restricted stock units, (b) that the number of shares subject to the substituted restricted stock units will be determined as set forth below and (c) as otherwise provided in an Offer Letter.  Also, except as may be provided in a restricted stock unit agreement governing your

DemandTec restricted stock units or an Offer Letter, you will need to remain employed by IBM to vest in your substituted restricted stock units.

With respect to any unvested DemandTec restricted stock units that are outstanding immediately prior to the Closing and are subject to performance-based vesting conditions, the number of DemandTec restricted stock units held by you as of the Closing will be determined on the assumption that the performance conditions are met at 100% of target performance.  Following the Closing, such restricted stock units will vest solely on the basis of the applicable service-based vesting conditions.

The number of shares of IBM stock that will be subject to your substituted restricted stock units will be equal to the product of (a) the number of shares subject to your DemandTec restricted stock units and (b) the Exchange Ratio, with the result rounded down to the nearest whole share.

Q6.                            What will happen to my outstanding purchase rights under the DemandTec Employee Stock Purchase Plan (the “ESPP”)?

A6.                             If the ESPP remains in effect on the last trading day before the Closing, your outstanding purchase rights will be exercisable and you may purchase DemandTec common shares on such date in accordance with the terms of the ESPP.  The purchase price per share will be equal to 85% of the lesser of (1) the closing price per share of DemandTec common stock on the NASDAQ Global Market on the last trading day before the commencement of the last offering period (October 15, 2011) and (2) the closing price per share of DemandTec common stock on the NASDAQ Global Market on the last trading day before the Closing.  DemandTec common shares purchased in accordance with such terms will be acquired by IBM as of the Closing as described in Q&A-1 above.

Q7.                            What are my tax consequences if I hold DemandTec stock options, restricted stock units or rights under the ESPP?

A7.                             You should consult a financial or tax advisor regarding the tax consequences of the treatment of your DemandTec equity awards in connection with the Acquisition.  You will be responsible for any taxes arising from the treatment of your DemandTec equity awards.

Q8.                            What broker will be used for stock option transactions after the Closing?

A8.                             IBM uses Morgan Stanley Smith Barney (MSSB) for its equity award transactions.  Approximately six to eight weeks after the Closing, accounts at MSSB will be opened for employees with unvested DemandTec equity awards that will be exchanged for IBM options and IBM restricted stock units, as applicable.  An e-mail with a link to your account will be sent to you when account details are accessible on the Smith Barney web site.

IRS Circular 230 disclosure:  To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this document (including any attachment) is not intended or written by us to be used, and cannot be used, (i) by any taxpayer for the purpose of avoiding tax penalties under the Internal Revenue Code or (ii) for promoting, marketing or recommending to another party any transaction or matter addressed herein.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction between IBM and DemandTec, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding IBM and DemandTec’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934 and (collectively, forward-looking statements). Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the transaction; the conditions to the completion of the transaction, including the receipt of stockholder approval, court approval or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the arrangement within the expected time-frames or at all and to successfully integrate DemandTec’s operations into those of IBM; such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees of DemandTec may be difficult; IBM and DemandTec are subject to intense competition and increased competition is expected in the future; fluctuations in foreign currencies could result in transaction losses and increased expenses; the volatility of the international marketplace; and the other factors described in IBM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in its most recent quarterly report filed with the SEC, and DemandTec’s Annual Report on Form 10-K for the fiscal year ended February 28, 2011 and in its most recent quarterly report filed with the SEC. IBM and DemandTec assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of DemandTec by IBM. On December 28, 2011, DemandTec filed with the SEC a preliminary proxy statement. In connection with the proposed acquisition, DemandTec intends to file relevant materials with the SEC, including DemandTec’s proxy statement in definitive form. STOCKHOLDERS OF DEMANDTEC ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING DEMANDTEC’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. Documents will also be available for free from DemandTec by contacting DemandTec Investor Relations at (650) 645-7103 or tim.shanahan@demandtec.com.

Participants in Solicitation

IBM and its directors and executive officers, and DemandTec and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of DemandTec common shares in respect of the proposed transaction. Information about the directors and executive officers of IBM is set forth in the proxy statement for IBM’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on March 7, 2011. Information about the directors and executive officers of DemandTec is set forth in the proxy statement for DemandTec’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on June 24, 2011. Investors may obtain additional information regarding the interest of such participants by reading the definitive proxy statement regarding the acquisition when it becomes available.